Exhibit 99

December 14, 2005	For Further Information Kenn Ulrich, APR 619-397-5471
Discovery Bancorp Completes Offering and Acquisition; Announces 3rd Quarter Earnings
     (San Marcos, CA) Net earnings for Discovery Bancorp (OTCBB:DVBC) were $222,637, or $0.20 per share, for the first nine months of 2005, following one-time expenses of $340,000 in the acquisition of Celtic Capital Corp.
     “Although our bottom line was impacted, the acquisition of Celtic Capital is a very significant step for our company’s future,” said James P. Kelley, president and chief executive officer of Discovery Bancorp. “Celtic extends the reach of our core focus – serving the financial needs of small to medium-size businesses. The combination of Discovery Bank and Celtic Capital means business customers have an even broader choice of financing options than ever before.”
     Celtic Capital specializes in helping business owners leverage company assets to secure financing for a variety of competitive needs, and has a loan portfolio throughout the western United States.
     Kelley also pointed to another significant step during the quarter: completion of a $12.8 million stock offering, which included $0.8 million toward the asset acquisition of Celtic Capital.
     The holding company’s September 2005 year-to-date figures compare to earnings of $479,951, or $0.46 per share, for the bank’s first nine months of 2004.
     For the third quarter of 2005, the company’s net earnings were $13,224, or $0.01 per share after the $340,000 in one-time expenses associated with the Celtic acquisition, versus $384,976 for the bank, or $0.37 per share, for the same period of 2004. Additionally, the 2004 net earnings reflected the benefit of prior periods’ net operating loss carryforwards which now have been fully utilized.
     Net proceeds from the offering were $11.1 million, which boosted shareholder equity to $22.5 million at Sept. 30, 2005, compared to $10.2 million at Sept. 30, 2004. In addition to the offering, the rise in shareholder equity represents the company’s sustained profitability during the previous 12 months.
     Key indicators of continuing growth climbed to new highs during the quarter. Assets rose to $159.7 million at Sept. 30, 2005, or 25.4 percent higher than $127.4 million at June 30, 2005. Net loans at the end of third quarter, including Celtic’s newly acquired portfolio, increased 24.1 percent to $126.7 million, from $102.1 million three months earlier. Total deposits were $109.2 million at Sept. 30, or 2.7 percent above $106.3 million at June 30 this year.
     Comparing the first nine months of 2005 with the same period in 2004, assets increased 62.7 percent from $98.2 million; net loans rose 62.3 percent from $78.1 million, and deposits grew by 36.3 percent from $80.1 million.
     Pre-tax income for September YTD 2005 was $384,586, compared to $269,126 for the same period in 2004. Bolstered by a strong demand for loans, interest income for the nine months ended Sept. 30, 2005, was $6.4 million, versus $3.5 million for the same period in 2004.
     Net interest income also rose for the first nine months of 2005 to $4.3 million, or 59.2 percent higher than $2.7 million for the same period last year.
     Provision for loan loss totaled $632,822 for the nine months ended Sept. 30, 2005, an increase of $424,124 over the provision for the same period in 2004. Included in the loan loss provision is $234,000 set aside as an initial reserve associated with the acquisition of Celtic Capital’s $16 million commercial loan portfolio.
     The company’s non-interest income rose to $702,332 for the nine months ended Sept. 30, 2005, compared to $106,396 at the same period in 2004. Non-interest expense for the nine months ended Sept. 30, 2005, totaled $4.0 million in 2005 compared to $2.4 million for the same period in 2004.

     Discovery Bancorp is a bank holding company serving the financial needs of small to medium-sized businesses, professionals and individuals through two principal subsidiaries – Discovery Bank and Celtic Capital Corp. Its headquarters are in San Marcos, Calif., a northern suburb of San Diego.
Discovery Bancorp Financial Highlights

	Company	Bank	Bank
	Sep-05	Dec-04	Sep-04
	YTD	YTD	YTD
ASSETS
Cash & Cash Equivalents	17,155,032	6,583,876	7,628,817
Investments	6,498,670	5,397,357	5,882,686
Loans, Net	126,684,348	80,036,566	78,055,952
Other Assets	9,374,077	7,188,189	6,612,873

TOTAL ASSETS	159,712,127	99,205,988	98,180,328

LIABILITIES
Total Deposits	109,216,349	79,672,126	80,135,484
Borrowings Under Line of Credit	14,976,988	0	0
FHLB Advances	12,000,000	9,000,000	7,600,000
Other Liabilities	1,047,645	234,370	279,609
STOCKHOLDERS’ EQUITY	22,471,145	10,299,492	10,165,235

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	159,712,127	99,205,988	98,180,328

	Company	Company	Bank	Bank
	Sep-05	Sep-05	Sep-04	Sep-04
	YTD	3rd Quarter	YTD	3rd Quarter
STATEMENT OF OPERATIONS
Interest Income	6,376,080	2,684,138	3,549,626	1,328,331
Interest Expense	2,059,994	868,240	812,440	327,070

NET INTEREST INCOME	4,316,086	1,815,898	2,737,186	1,001,261
PROVISION FOR LOAN LOSSES	632,822	350,395	208,698	57,497

Net Interest Profit After Provision for Loan Losses	3,683,264	1,465,503	2,528,488	943,764
Non-Interest Income	702,332	220,694	106,396	34,599
Non-Interest Expense	4,001,010	1,650,839	2,365,758	824,706

PRE TAX INCOME	384,586	35,358	269,126	153,657
Income Tax Provision (Benefit)	161,949	22,134	(210,825)	(231,319)

NET INCOME (LOSS)	222,637	13,224	479,951	384,976

Basic Earnings Per Share	0.20	0.01	0.46	0.37

Forward-Looking Statements – Statements in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs on future developments and their potential effects on the bank. There is no assurance that future developments affecting the bank will be those anticipated by management. Forward-looking statements involve risks and uncertainties, and actual results may differ from those projected in the forward-looking statements due to credit, market, operational, liquidity, interest rate and other risks.
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